EXHIBIT 99.1

                             GRANT PARK FUTURES FUND


               WEEKLY COMMENTARY FOR THE WEEK ENDED MARCH 11, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     3/11/05

                          Weekly ROR     MTD ROR     YTD ROR

Class A Units                4.07%        5.75%       2.85%
Class B Units                4.05%        5.72%       2.66%
* Subject to independent verification

The Fund registered gains over the past week, posting profits in a majority of sectors. Positions in the agricultural/soft commodities, fixed income products and currencies reported advances while losses came from positions in the stock indices.

Long positions in the foreign currency sector posted gains as the U.S. dollar sold off in response to a negative report on the U.S. trade deficit. The euro, British pound and Canadian dollar all rallied against the dollar when it was announced that the January U.S. trade deficit reached $58.3 billion, higher than the $56.2 billion that economists had anticipated. The release marked the second largest monthly deficit on record, driving the dollar lower on perceived fears of reduced dollar demand. Longs in the New Zealand dollar and Mexican Peso also profited as investors moved to sell the greenback on the news, while short positions in the U.S. dollar index posted gains as the contract settled the week down 1.10 points.

Short positions in the fixed income markets profited as the bad news regarding the U.S. trade deficit sparked a late week sell-off in the U.S. financial markets. Analysts said that the data helped to extend a softening of Treasury prices that had materialized earlier in the week on speculative and technical based selling. The June U.S. Thirty-year bond contract on the Chicago Board of Trade plunged 2-13/32s for the week. Short positions in the Ten-year note contract gained as the market lost 1 point and 14/32s; Five-year notes closed a full point lower for the week. Short positions in the Eurodollar contract at the Chicago Mercantile Exchange posted profits as the September contract settled 11 basis points lower while the December contract lost 15 points for the week. Short positions in foreign fixed income markets also posted gains as prices for Australian 90 day bank bills and Ten-year bonds settled the week in lower territory.

Prices for agricultural and soft commodities posted another round of weekly gains, resulting in profits for long positions in the sector. May soybeans rallied 32.75 cents on what analysts described as heavy fund-based buying combined with the liquidation of short positions. Soybean meal rose $11.10 for the week while the soybean oil market added 0.74 to close at 24.04 cents per pound. Longs in the coffee market profited as analysts credited the 12.60 cent rally in the May contract on speculative buying that helped to push prices to a seasonal high of $1.3950 per pound before settling at $1.3665. Much of the buying in both soybeans and coffee is due to dry weather conditions over much of the growing regions in South America. Longs in the May cotton also benefited as the contract finished 2.42 cents better at 53.65 cents per pound.


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Lastly, long positions in the stock indices resulted in losses. The negative report concerning the U.S. trade deficit combined with higher energy prices sent equity markets lower for the week. The mini Dow Jones contract on the CBOT fell 171 points by the close on Friday as investors scrambled to take profits after the trade numbers were released. Overseas positions also performed poorly. Longs in the Canadian S&P, Paris CAC and German DAX sustained losses as a rally in the energy markets put downward pressure on share prices. Losses also came from longs in the Australian All Ordinaries and FTSE-100 index.








































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com